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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Willis Lease Finance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WILLIS LEASE FINANCE CORPORATION

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

and

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING

To Be Held on May 21, 2009

To our Stockholders:

        You are cordially invited to attend the 2009 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION, which will be held at our executive offices, 773 San Marin Drive, Suite 2215, Novato, California, 94998 at 2:00 p.m. local time on Thursday May 21, 2009. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.willislease.com (see "Investor") . Additionally, in accordance with new Securities and Exchange Commission rules, you are receiving this notice that the proxy statement and annual report to stockholders are available at: http://materials.proxyvote.com/970646. No control or identification number is necessary to access these proxy materials online in PDF format:

  •
  Notice of the 2009 Annual Meeting of Stockholders;

  •
  The Company's 2009 Proxy Statement; and

  •
  The Company's Annual Report to Stockholders for the year ended December 31, 2008.

        In addition to any other business that may properly come before the meeting or any adjournment or postponement thereof, the following proposal is to be voted on at the Annual Meeting:

  •
  To elect two Class II Directors to serve until the 2012 Annual Meeting of Stockholders: Gérard Laviec and Austin C. Willis. The Board of Directors recommends that you vote FOR this proposal.

        The Board of Directors has fixed the close of business on March 24, 2009 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A quorum comprising the holders of the majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the 2009 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, to ensure that your shares will be voted at the 2009 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

        The proxy material is being mailed to you on or about April 30, 2009. Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

                      By Order of the Board of Directors,

                      Charles F. Willis, IV
                       Chairman of the Board

April 30, 2009

WILLIS LEASE FINANCE CORPORATION

PROXY STATEMENT

i

You should read the entire proxy
statement carefully prior to returning your proxy

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
OF
WILLIS LEASE FINANCE CORPORATION
To Be Held on May 21, 2009

SOLICITATION AND VOTING OF PROXIES

General

        This proxy statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the "Board") of WILLIS LEASE FINANCE CORPORATION ("we," "us," "our," "Willis Lease" or the "Company") of proxies to be voted at the 2009 Annual Meeting of Stockholders, which will be held at 2:00 p.m. local time on Thursday, May 21, 2009 at our executive offices, located at 773 San Marin Drive, Suite 2215, Novato, California 94998, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders.

        This proxy statement is being mailed to stockholders on or about April 30, 2009. Our 2008 Annual Report is being mailed to stockholders concurrently with this proxy statement. You should not regard the 2008 Annual Report as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Voting

        The close of business on March 24, 2009 is the record date for determining whether you in your capacity as a stockholder are entitled to notice of and to vote at the 2009 Annual Meeting of Stockholders. As of that date, we had 9,068,166 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of our common stock outstanding on the record date are entitled to vote at the 2009 Annual Meeting of Stockholders. If you are entitled to vote at the meeting, you will have one vote for each share of common stock you hold with regard to each matter to be voted upon.

        The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting. In the election for directors (Proposal 1), the nominees for Class II Directors receiving the highest number of affirmative votes will be elected.

        Shares of our common stock represented by proxies which are properly executed and returned to us on the accompanying proxy card will be voted at the 2009 Annual Meeting of Stockholders in accordance with the instructions you mark on the proxy card. If you do not mark any instructions on the proxy card, your shares represented by the proxy card will be voted for the election of the Board's nominees as Class II Directors.

        If a properly signed proxy or ballot indicates that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, although your shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

        Our management does not know of any matters to be presented at the 2009 Annual Meeting of Stockholders other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

        If you give a proxy in the form accompanying this proxy statement, you have the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy by:

  •
  filing an instrument of revocation with our Corporate Secretary;

  •
  presenting at or prior to the meeting of a duly executed proxy bearing a later date; or

  •
  attending the meeting and electing to vote in person.

Solicitation

        This solicitation is made by our Board of Directors on our behalf. The entire cost of preparing, assembling and mailing the Notice of 2009 Annual Meeting of Stockholders, this proxy statement and the enclosed proxy card, and of soliciting proxies, will be paid by us. Proxies will be solicited principally through the use of the mails, but we may solicit proxies personally or by telephone, electronic mail or special letter by our officers and our regular employees for no additional compensation. We have retained American Stock Transfer & Trust and Broadridge to aid in the solicitation at an estimated cost to us of approximately $11,000 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND THE COMMITTEES OF THE BOARD

Board of Directors

        Our Bylaws authorize us to have six Directors. At the present time, the Board consists of six Directors who are divided into three classes: Class I (two Directors), Class II (two Directors) and Class III (two Directors). One class is elected each year for a three-year term. Gérard Laviec, W. William Coon, Jr., Hans Joerg Hunziker, and Robert T. Morris are independent directors, as defined in the Nasdaq listing standard.

        Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with our President and Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of four meetings during the fiscal year ended December 31, 2008. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all Committees of the Board on which he served.

Communications with the Board

        You may communicate with the Board of Directors by sending a letter to: Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 773 San Marin Drive, Suite 2215, Novato, California 94998. Our Office of the Corporate Secretary will receive your correspondence and forward it to the Board of Directors or to any individual director or directors to whom your communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

        Mr. Willis attended the 2008 Annual Meeting of Stockholders; our other directors did not attend. We have no policy requiring Board members to attend our annual meeting.

Committees of the Board

        The Board of Directors has an Audit Committee and a Compensation Committee, both currently comprised solely of independent directors, as defined by the Nasdaq listing standard.

        The Board does not have a nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent directors. It has not established such a committee and therefore has no nominating committee charter. The full Board of Directors participates in the consideration of any director nominee.

        Although we have not formally set any specific minimum qualifications that director nominees must possess, we look for candidates with the appropriate experience in aviation and leasing, a strong professional background, and a general understanding of marketing, finance and other disciplines related to the success of a company in our industry. Our directors are generally nominated by our management or other directors, and each nominee is evaluated based on the above qualifications and in the context of the Board as a whole. While we do not normally engage professional search firms or other third parties in connection with our Board nomination process, we may do so in the future.

        Since we do not have a history of stockholder nominations of directors, we do not have a formal policy regarding stockholder nominees to the Board. Under our Bylaws, stockholders wishing to nominate a candidate for director must give notice to our Corporate Secretary no later than the close of business on the 90th day prior to the first anniversary of our preceding year's annual meeting. If the annual meeting is more than 30 days before or 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which we publicly announce the annual meeting date. The notice should set forth: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of our shares beneficially owned by the nominee; (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person(s) pursuant to which the nomination is made by the stockholder; and (v) any other information relating to the nominee that is required to be disclosed in proxy statements for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominees proposed by stockholders will be evaluated in the same manner as those proposed by management or existing directors.

        The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board. The Nasdaq's listing rules require that our Audit Committee be composed of at least three independent directors. The Audit Committee meets with our financial management and our independent auditors to review our financial statements and filings, the audit and matters arising from them, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The Audit Committee currently consists of Directors Robert T. Morris (Chairman), Hans Joerg Hunziker, Gérard Laviec and W. William Coon, Jr. All members of the audit committee are able to read and understand financial statements. Mr. Morris also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the Nasdaq listing standards. The Committee held four meetings during the 2008 fiscal year. On December 16, 2008 the Board reviewed and approved the Audit Committee Charter meeting the requirements of the Securities and Exchange Commission and the Nasdaq. The Audit Committee's charter is available on the Company's web site (www.willislease.com).

        The Compensation Committee reviews and approves our compensation arrangements for executive officers and administers the 2007 Stock Incentive Plan. The Compensation Committee currently consists of Directors Gérard Laviec (Chairman), W. William Coon, Jr., Robert T. Morris and Hans Joerg Hunziker. This Committee held three meetings during the 2008 fiscal year. For additional details, see "Compensation of Executive Officers—Compensation Discussion and Analysis" elsewhere in this proxy statement.

Director Compensation

        For details regarding director compensation, see "Compensation of Executive Officers—Compensation Discussion and Analysis—Director Compensation" elsewhere in this proxy statement.

Biographical Information

	Director Since	Age*
Class I Directors Whose Terms Expire at the 2011 Annual Meeting:
Robert T. Morris	2006	60
W. William Coon, Jr.	2003	69
Class II Directors Whose Terms Expire at the 2009 Annual Meeting:
Austin C. Willis	2008	28
Gérard Laviec	2002	69
Class III Directors Whose Term Expires at the 2010 Annual Meeting:
Charles F. Willis, IV	1985	60
Hans Joerg Hunziker	2006	59

*
Age as of March 24, 2009.

Principal Occupations of Nominees and Continuing Directors

        Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer, President and a Director since our incorporation in 1985, and has served as Chairman of the Board of Directors since 1996. Mr. Willis has over 40 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as president of Willis Lease's predecessor, Charles F. Willis Company, which purchased, financed and sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the flight operations, sales and marketing departments.

        Hans Joerg Hunziker previously served as one of our Directors from November 2000 until July 1, 2003. He was elected a Class II Director at the 2006 Annual Meeting. Mr. Hunziker currently serves as the CEO of Hunziker Lease & Finance, a company he founded in Zug, Switzerland in 2002 which offers independent business consulting services to the aviation industry. From 1998 to 2002, he was the President and Chief Executive Officer of Flightlease AG Ltd., a public company involved in aircraft leasing as a subsidiary of SAirGroup whose headquarters are in Zurich, Switzerland. From 1998 to 2001, he was also co-CEO of GATX Flightlease Management GmbH, an asset management and commercial aircraft leasing company. From 1996 to 1998, he was the Chief Financial Officer of SAirServices Ltd., a group of companies including aircraft maintenance and overhaul, ground handling services, information technology and real estate, and Managing Director of SAirServices Invest Ltd. From 1991 to 1996, he was Chief Financial Officer of Swissair Associated Companies Ltd., a group of 150 companies, primarily in the hotel, catering (Gate Gourmet) and trading business. Mr. Hunziker holds a Masters Degree in Economics and Business Administration from the University of Zurich. He also received the equivalent of a doctoral degree from the University of Zurich, after successful completion of his thesis on Strategic Planning in the Airline Industry. In addition to previously serving as a director of Willis Lease Finance, he was Chairman of the Board of Flightlease Holdings (Guernsey) Limited (and a director of several of its subsidiaries in Guernsey and Bermuda), as well as Chairman of the Board of Flightlease (Netherlands) B.V., SRTechnics Group AG, SRTechnics Switzerland AG, Swisscargo AG and SAirServices Invest AG. He was also a member of the Board of Directors of FlightTechnics LLC, Delaware, Swissport Brazil Ltd., Polygon Insurance Company Ltd. and Gotland Shipping AG.

        Gérard Laviec joined our Board of Directors in February 2002. In 2001, Mr. Laviec retired from his position as President and Chief Executive Officer of CFM International, a partnership between General Electric Company and SNECMA and a supplier of engines for commercial jets. Mr. Laviec joined the CFM-56 Program in 1976 in its incipient phase. From 1983 to 1995, he served as General Manager in product support engineering, business operations, sales and marketing, and was named President and Chief Executive Officer of CFM International in 1995. Mr. Laviec also served as the Chairman of the Board of Shannon Engine Support, a wholly-owned CFM International subsidiary in Ireland, from 1995 until 2001. Mr. Laviec is a graduate of INSA Lyon, France with a degree in Mechanical Engineering. He served in the French Air Force as a Flight Officer in Search and Rescue teams prior to joining SNECMA. He is a Knight for the French National Order of Merit.

        W. William Coon, Jr. spent 34 years at GE Aircraft Engines ("GEAE"), a division of General Electric Company (NYSE:GE), where he served in numerous management positions. Prior to retiring from GEAE in 2000, Mr. Coon was General Manager for Small Commercial Aircraft Services. From 1984 to 1998 he served as Director of Product Support, where he was responsible for supplying global services to the company's regional airline customers. Mr. Coon holds a Bachelor of Science Degree in Aeronautical Engineering from the University of Michigan and a Masters in Business Administration from Xavier University.

        Robert T. Morris is currently President of Robert Morris & Company. He joined Union Bank of California Leasing in 2004 to establish an innovative equipment leasing group, and served as its President through March 2007. Prior to joining Union Bank of California Leasing, he was a consultant to more than 25 commercial banks for their equipment leasing operations over a 12 year period. He has also worked for Bank of San Francisco, Bank of Montreal and GATX Leasing Corporation. Mr. Morris holds a Masters Degree from the American Graduate School of International Management and a Bachelor of Arts Degree from the University of Denver with majors in Economics, Political Science and History.

        Austin C. Willis was elected to the Board in December 2008. At the time of his election the number of directors was increased from five to six. Mr. Willis was elected to be a Class II director in order to stand for reelection at this Annual Meeting. Mr. Willis is the founder of and has, since 2004, served as the president of JT Power LLC, a privately held company engaged in the business of selling commercial jet turbine engine parts and leasing commercial aircraft. Mr. Willis has, since 2006, also owned and served as Chief Executive Officer of Aviation Management LLC, an aviation consulting firm. Mr. Willis holds a bachelors degree from the London School of Economics and Political Science where he studied finance and industrial relations. He is the son of Charles F. Willis, IV.

 PROPOSAL 1
ELECTION OF TWO CLASS II DIRECTORS

        Our Board is divided into three classes, each class having a three-year term that expires in successive years. At the 2009 Annual Meeting of Stockholders, two Directors will be elected in Class II, to serve a three-year term expiring at the 2012 Annual Meeting of Stockholders or until succeeded by another qualified director who has been duly elected.

        The nominees for Director in Class II are Gérard Laviec and Austin C. Willis.

        The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2009 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES AS CLASS II DIRECTORS.

 EXECUTIVE OFFICERS OF WILLIS LEASE FINANCE CORPORATION

        Our executive officers are as follows (1):

Name	Age*	Positions and Offices
Charles F. Willis, IV**	60	President and Chief Executive Officer
Bradley S. Forsyth	43	Senior Vice President and Chief Financial Officer
Donald A. Nunemaker	61	Executive Vice President, General Manager—Leasing
Thomas C. Nord	68	Senior Vice President, General Counsel and Secretary
Judith M. Webber	58	Senior Vice President, Technical Services

*
Age as of March 24, 2009.

**
See business experience background under "Principal Occupation of Nominees and Continuing Directors."

(1)
Lee G. Beaumont, previously Executive Vice President and Chief Operating Officer, left the Company's employ in November 2008.

        Bradley S. Forsyth joined us in January 2007, bringing more than 14 years of experience in the finance and aviation industries. Mr. Forsyth is responsible for the capital markets, finance, treasury, accounting, risk management and systems functions of the Company. Prior to joining Willis Lease, he served as Standard Aero's Vice President of Finance, providing financial management support to nine business units with $800 million in annual sales. Formerly he was with PriceWaterhouse (now PricewaterhouseCoopers) practicing in their audit and tax departments. He is a Chartered Accountant and graduated from the University of Manitoba with a Bachelor of Commerce Degree.

        Donald A. Nunemaker has been with us since July 1997 and currently serves as our Executive Vice President and General Manager—Leasing. Prior to his appointment as General Manager—Leasing, he served as Chief Operating Officer until September of 2006, and prior to that as Chief Administrative Officer until March 2001. Mr. Nunemaker also served on our Board of Directors from June to November 2000. Mr. Nunemaker is responsible for managing our day-to-day operation and has been extensively involved in the equipment leasing industry since 1973. From 1995 to 1996, Mr. Nunemaker was President and CEO of LeasePartners, Inc., a leasing company based in Burlingame, California, which was acquired in 1996 by Newcourt Credit Group. From 1990 to 1994, Mr. Nunemaker was Executive Vice President of Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Before joining Concord in 1990, Mr. Nunemaker was President and CEO of Banc One Leasing Corporation of New Jersey. Prior to that he spent thirteen years with Chase Manhattan Leasing Company in a variety of senior line and staff positions. Mr. Nunemaker has a Masters in Business Administration Degree from Indiana University.

        Thomas C. Nord has served as our Senior Vice President and General Counsel since July 2003. Mr. Nord is responsible for managing our legal affairs. From May 1977 to March 2003, he was an attorney with GATX Financial Corporation, a specialized finance and leasing company ("GATX") located in San Francisco, California. During most of his career at GATX, from January 1981 until March 2003, he was their Managing Director, General Counsel and Secretary. From February 1974 until May 1977, Mr. Nord was Counsel to Irving Trust Company in New York, New York. From June 1969 to February 1974 Mr. Nord was associated with the New York City law firm of Seward & Kissel. Mr. Nord holds a Juris Doctor Degree from the University of North Carolina.

        Judith M. Webber, our Senior Vice President, Technical Services, has been with us since 1996. Before joining us, she was Powerplant Technical Services Manager at Hawaiian Airlines for 9 years. Ms. Webber also worked in the Canadian high arctic and northern Canada for a number of years and served for 2 years as an Airworthiness Inspector for Transport Canada. She started her aviation career by serving in the Royal Air Force as an Aircraft Propulsion Technician for 8.5 years. Ms. Webber has more than 40 years experience in aircraft and engine maintenance. She holds an FAA Airframe and Powerplant license and previously held both Transport Canada and British CAA Aircraft Maintenance Engineer licenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2009 by: (i) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock; (ii) each Director; (iii) each officer listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers as a group. Unless specified below, the mailing address for each individual, officer or director is c/o Willis Lease Finance Corporation, 773 San Marin Drive, Suite 2215, Novato, CA 94998.

	Common stock(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Charles F. Willis, IV	3,498,302	(2)	36.31%
Donald A. Nunemaker	393,674	(3)	4.19%
Thomas C. Nord	128,440	(4)	1.41%
Bradley S. Forsyth	97,795	(5)	1.08%
Austin C. Willis	80,718	(2)	*
Judith M. Webber	79,842	(6)	*
Gérard Laviec	35,313	(7)	*
W. William Coon, Jr	13,232		*
Robert T. Morris	13,232		*
Hans Joerg Hunziker	10,732	(8)	*
All Directors and Executive Officers as a group (10 persons)	4,351,280		45.55%
Lee G. Beaumont	36,006	(9)	*
Sy Jacobs	1,164,495	(10)	12.84%
Wells Fargo & Company	964,421	(11)	10.64%
Dimensional Fund Advisors Inc.	669,305	(12)	7.38%

*
Less than one percent of our outstanding common stock.

(1)
Except as indicated in the footnotes to this table, the stockholders named in the table are known to us to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 24, 2009, including, but not limited to, upon the exercise of an option.

(2)
Includes 2,420,635 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Austin C. Willis holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i)1,411 shares held in a joint tenancy account with a family member of Mr. Willis who does not live in the same household; (ii) 1,411 shares held under an account in the name of Charles F. Willis, V for which Mr. Willis is the custodian; and, (iii) 832,665 shares held by Mr. Willis in his individual capacity, which includes 565,760 options to purchase shares at a weighted average exercise price of $6.71.

(3)
Includes 321,150 options to purchase shares at a weighted average exercise price of $7.18 per share.

(4)
Includes 46,500 options to purchase shares at a weighted average exercise price of $6.54 per share. Mr. Nord also owns 2,500 Series A preferred shares which he purchased on February 7, 2006 at $10.00 per share.

(5)
Mr. Forsyth also owns 300 Series A preferred shares which he purchased on June 5, 2008 at $10.25 per share.

(6)
Includes 46,250 options to purchase shares at a weighted average exercise price of $7.46 per share.

(7)
Includes 27,081 options to purchase shares at a weighted average exercise price of $6.42 per share.

(8)
Includes 2,500 options to purchase shares at a weighted average exercise price of $8.70 per share.

(9)
Mr. Beaumont left the Company's employ in November 2008.

(10)
Based on a Form 4 filing by Sy Jacobs with the Securities and Exchange Commission on February 25, 2009. Includes 682,868 shares held by JAM Partners, L.P., 446,527 shares held by JAM Special Opportunities Fund, L.P., and 35,100 shares held by Sy Jacobs. The mailing address of all three is One Fifth Avenue, New York, NY 10003.

(11)
Based on Schedule 13G filed by Wells Fargo & Company with the Securities and Exchange Commission on January 20, 2009. Wells Fargo & Company's mailing address is 525 Montgomery Street, San Francisco, CA 94105.

(12)
Based on Schedule 13G filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission on February 9, 2009. Dimensional Fund Advisors LP mailing address is Palisades West, Building One, 6300 Bee Cave Rd., Austin, TX 78746.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Directors, executive officers and holders of more than ten percent of our common stock are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file.

        Based solely upon review of the copies of such reports furnished to us and written representations from our officers and Directors, we believe that during the fiscal year ended December 31, 2008, our Directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

        This Compensation discussion and analysis describes the material elements of our compensation program for named executive officers. The Compensation Committee of the Board of Directors (the "Committee") oversees the design and administration of our executive compensation programs. The Committee is comprised of four independent directors: Gérard Laviec (Chair), W. William Coon, Jr., Hans Joerg Hunziker and Robert T. Morris. The Committee meets formally twice per year, and more often if needed. Each meeting includes an executive session, with no member of management present. The Committee's charter is available on the Company's web site (www.willislease.com).

        The Committee retains compensation consultants from time to time to evaluate executive compensation levels and advise on specific programs; the consultants report directly to the Committee. For the past two years, the Committee has retained Smith Consulting to advise on various compensation issues. Smith Consulting has no other contract or business relationship with Willis Lease.

        None of our executive officers currently serves on the Committee. None of our executive officers is, or was during 2008, serving as a director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a director of or on our Committee.

Compensation Philosophy and Objectives

        The objectives of our compensation programs are to attract and retain high performing executives, to provide a substantial link between the company's performance and executive pay, and to provide shareholders with a superior rate of return.

        It is difficult to make direct comparisons with our competitor's pay practices—most of the Company's direct competitors are business units within much larger corporations such as General Electric, United Technologies and Bank of Tokyo Mitsubishi—therefore, the Committee makes its decisions based primarily on its understanding of compensation practices in the aviation services and leasing markets, generally and for companies of comparable size. This information comes through executive recruiting and compensation surveys including, "Watson Wyatt Data Services Top Management Compensation Report." Comparisons included financial institutions with comparable assets and all industry data for companies with comparable sales volume. These surveys allow the Committee, with the aid of Smith Consulting, to consider the compensation practices of comparably sized companies.

        Our intention is to provide total compensation opportunity targeted at the 75th percentile of prevailing market compensation, and to pay that level of compensation only when the Company's financial goals are achieved or exceeded.

Governance of Compensation Programs

        Our CEO, in conjunction with human resources, develops recommended annual salaries, incentive targets and long-term incentive compensation for the named executive officers. Using the published survey and comparator group information described above under "Compensation Philosophy and Objectives," and based on competitive market information provided by the Committee's outside consultant, the Committee approves the annual salaries, incentive targets and long-term incentive compensation for the named executive officers.

        In 2006 and early 2007, with the advice of Smith Consulting, the Committee approved the terms of employment contracts negotiated with Messrs. Beaumont and Forsyth as being consistent with current market for their respective positions. The Committee also approved increases in Messrs. Willis' and Nord's base salaries. In Mr. Willis' case the increase represents the Committee's assessment of his performance and input from its consultant. In Mr. Nord's case the Committee considered Mr. Willis' recommendation and input from its consultant and increased his compensation over a two-year period because it believed that it was out of step with the market. Effective January 1, 2008 the Committee increased Mr. Willis' and Mr. Forsyth's base salary. On December 16, 2008 the Committee approved a revised Employment Agreement for Mr. Willis which superseded his previous agreement entered into in 2000.

Elements of Compensation

        Components of the total executive compensation package include:

        Base Salary:    Each officer's base salary is set on the basis of the Committee's assessment of salary levels in effect for comparable positions in the labor market, the officer's personal performance, and internal comparability considerations. The weight given these factors may vary from individual to individual. Base salaries are reviewed annually, and adjustments are made in accordance with the factors described above.

        Annual Incentive Compensation:    The Committee has established an annual incentive program designed to reward both the achievement of specific financial goals and individual performance. Executives participate in a company-wide bonus plan with each employee participant having an individual target bonus based on a percentage of base salary. The bonus plan rewards the achievement of a financial goal set by the Board on an annual basis. A "bonus pool" is determined in the annual budgeting process which will be funded if we achieve the financial goal.

        In 2008 the bonus plan provided for a bonus pool based on the achievement of a return on common equity goal established by the Board. If the pre-established goal is achieved the bonus pool will be fully funded and all employees, including the executives, will receive essentially 100% of their target bonuses which range from 100% (in the case of the CEO) to 50% of base salary. If return on common equity is less than the pre-established goal the bonus pool is correspondingly reduced. If net income is less than 80% of this goal the bonus pool is eliminated and no bonuses are paid. Similarly, if the results exceed the goal, 20% of the profits in excess of the goal is added to the bonus pool to be distributed to all employees participating in the Company-wide plan.

        Long-term Incentive Compensation:    To reward executives for the long term growth in the value of the Company's shares, the Committee also makes annual long-term incentive grants.

        Prior to June 2006, stock options (non-qualified and incentive stock options) were the primary form of long-term incentives for our executives. Because the 1996 Stock Option Plan expired in June 2006, no option grants were made after that date. The stockholders approved the 2007 Incentive Stock Plan ("2007 Plan") at the 2007 Annual Meeting of Stockholders. Under the 2007 Plan, these awards may take the form of stock options, restricted stock, stock appreciation rights, or long-term cash incentives. The intent is to model awards under this program to provide potential gains that are competitive with those offered in comparable companies. The current expectation is that restricted stock awards will be the primary form of long term incentives for our executives.

        Employee Stock Purchase Plan:    With the exception of the CEO, whose ownership level precludes his participation under IRS regulations, our named executive officers, as well as all other eligible employees, may purchase Company shares at a discount under the Employee Stock Purchase Plan.

        Under the 1996 Employee Stock Purchase Plan (the "Purchase Plan") 175,000 shares of common stock have been reserved for issuance. Participants may purchase not more than 1,000 shares or $25,000 of common stock in any one calendar year. Each January 31 and July 31, shares of common stock are purchased with the employees' payroll deductions from the immediately preceding six months at a price per share of 85% of the lesser of the market price of the common stock on the purchase date or the market price of the common stock on the date of entry into an offering period. The weighted average per share fair value of the employee's purchase rights under the Purchase Plan for the rights granted in 2008 was $2.77.

Executive Stock Ownership

        While the Company promotes share ownership by its executives, and encourages them to acquire shares through the Employee Stock Purchase Plan (in which all eligible executives participate) and long-term stock incentives in the form of restricted stock and stock options, there are currently no specific guidelines for executive stock ownership.

Deferred Compensation

        We maintained a Deferred Compensation Plan through September 19, 2007. That Plan permitted participating executives to defer payment of up to 80% of their base salaries and/or part or all of their bonuses. Mr. Willis was the only executive who elected to participate in the Deferred Compensation Plan. In 2006 he terminated his participation and in early 2007 withdrew the balance of his previous deferred compensation. As a result he has no accumulated deferrals. Because of the lack of utilization of the plan, it was terminated by the Board on September 19, 2007.

Severance Payments

        As described in detail below, employment contracts for Messrs. Willis, Forsyth, Nunemaker and Nord specify certain severance benefits to be paid in the event of an involuntary termination or termination after a change of control. Consistent with our compensation philosophy, the Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the stockholders. To this end, we provide enhanced change of control severance benefits to certain of our executive officers to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to our stockholders. The agreement to pay such severance resulted from negotiations of employment terms with our named executive officers. For further details, please refer to the section "Termination and Change in Control Payments" elsewhere in this proxy statement.

        The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers other than the CEO and CFO and one individual for whom information would have been provided but for the fact that he was not serving as an executive officer at the end of the year, based on total compensation for their services with us in all capacities.

 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Grants ($) (f)		Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)		Total ($) (j)
Charles F. Willis, IV	2006	618,125	—	—	—		584,391	—	38,011	(5)	1,240,527
PRES., CEO	2007	650,000	—	88,559	—		920,527	200,379	53,486	(5)	1,912,951
	2008	682,500	—	565,000	—		1,275,475	—	113,439	(5)	2,636,414
Bradley S. Forsyth	2006	—	—	—	—		—	—	—		—
SVP, CFO	2007	230,000	—	20,891	—		245,435	—	57,966	(6)	554,292
	2008	260,000	—	147,733	45,200	(2)	291,537	—	8,002		752,472
Donald A. Nunemaker	2006	297,275	—	—	—		238,894	—	19,423		555,592
EVP, GM-Leasing	2007	297,275	—	13,511	—		210,500	—	24,287	(5)	545,573
	2008	297,275	—	100,788	—		277,778	—	21,991	(5)	697,832
Thomas C. Nord	2006	237,040	—	—	—		113,914	—	12,850		363,804
SVP, GC, Sec.	2007	265,000	—	26,341	—		187,646	—	13,527		492,514
	2008	290,000	—	158,487	—		270,980	—	14,164		733,631
Judith M. Webber	2006	168,050	—	—	—		47,664	—	9,810		225,524
SVP, Technical Svcs.	2007	173,537	—	7,632	—		88,729	—	10,972		280,870
	2008	190,000	—	50,054	—		106,523	—	10,972		357,549
Lee G. Beaumont	2006	182,474	—	—	—		150,580	—	35,284	(7)	368,338
EVP, COO	2007	360,000	—	27,340	241,500	(2)	433,355	—	27,762	(5)	1,089,957
	2008	297,050	—	76,320	—		—	—	775,543	(5)(8)	1,148,913

(1)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options and awards granted in years prior to 2008.

(2)
Payment under Stock Appreciation Right.

(3)
Reflects cash bonuses paid to our named executive officers pursuant to the annual incentive program. For a description of the program, see "Compensation of Executive Officers—Compensation Discussion & Analysis—Elements of Compensation—Annual Incentive Compensation" elsewhere in this proxy statement.

(4)
Unless otherwise noted, amounts shown represent the following payments made on behalf of the officers: a 401(k) matching contribution, life insurance premium, and perquisites (if applicable).

(5)
As part of an employment agreement executed in 2008, Mr. Willis is provided a company car, three club memberships to facilitate his role as a Company representative in the community, and financial, tax and estate planning services with a maximum value of $30,000 per year. The amount of perquisites for Mr. Willis,

  Mr. Nunemaker and Mr. Beaumont are included because the aggregate amount, in each case, exceeds $10,000. The perquisites are valued as follows:

		Perquisites
		Financial Planning	Company Car	Club Memberships
Charles F. Willis, IV	2006	$15,000	$3,239	$6,840
	2007	15,000	17,886	7,254
	2008	30,000	11,458	7,093
Donald A. Nunemaker	2006	—	—	—
	2007	—	12,079	—
	2008	—	9,783	—
Lee G. Beaumont	2006	—	—	—
	2007	—	18,452	—
	2008	—	12,305	—

(6)
Includes relocation reimbursement in the amount of $50,000 to assist with relocation to the Company's headquarters.

(7)
Includes relocation reimbursement in the amount of $35,000 to assist with relocation to the Company's headquarters.

(8)
Includes $754,000 under Mr. Beaumont's Employment Agreement for severance and payment in lieu of notice.

        The following table sets forth certain information with respect to the grant of non-equity incentive plan awards under our Annual Incentive Program. As described above, we did not grant any equity awards in 2006.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Years Ended 2006, 2007 and 2008

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
									All Other Option Awards Securities Underlying Options (#) (j)		Grant Date Fair Value of Stock and Option Awards ($)(2) (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles F. Willis, IV	2006	—	618,125	—	—	—	—	—	—	—	—
PRES., CEO	2007	—	650,000	—	—	—	—	91,848	—	—	88,559
	2008	—	682,500	—	—	—	—	192,670	—	—	565,000
Bradley S. Forsyth	2006	—	—	—	—	—	—	—	—	—	—
SVP, CFO	2007	—	138,000	—	—	—	—	21,667	—	—	20,891
	2008	—	156,000	—	—	—	—	63,645	—	—	147,733
Donald A. Nunemaker	2006	—	252,684	—	—	—	—	—	—	—	—
EVP, GM-Leasing	2007	—	148,637	—	—	—	—	14,013	—	—	13,511
	2008	—	148,638	—	—	—	—	51,697	—	—	100,788
Thomas C. Nord	2006	—	118,520	—	—	—	—	—	—	—	—
SVP, GC, SEC.	2007	—	132,500	—	—	—	—	27,319	—	—	26,341
	2008	—	145,000	—	—	—	—	53,923	—	—	158,487
Judith M. Webber	2006	—	50,415	—	—	—	—	—	—	—	—
SVP, Technical Svcs.	2007	—	52,061	—	—	—	—	7,915	—	—	7,632
	2008	—	57,000	—	—	—	—	23,838	—	—	50,054
Lee G. Beaumont	2006	—	156,800	—	—	—	—	—	—	—	—
EVP, COO	2007	—	297,500	—	—	—	—	28,355	—	—	27,340
	2008	—	—	—	—	—	—	—	—	—	76,320

(1)
Reflects awards from the 2006, 2007 and 2008 annual incentive programs.

(2)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R).

        The following table sets forth certain information with respect to the outstanding equity awards held by the named executive officers at the end of 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(2)	Market Value of Shares or Units of Stock That Have Not Vested($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Charles F. Willis, IV	44,250	14,750		9.20	8/5/2015
PRES, CEO	127,954			5.01	3/3/2013
	36,614			4.68	5/8/2012
	150,000			5.40	10/12/2011
	140,000			10.00	2/27/2011
	66,942			5.50	10/13/2010	261,556	$2,424,624

	565,760	14,750		6.71		261,556

Bradley S. Forsyth
SVP, CFO	—	—		—		79,895	$740,627

						79,895

Donald A. Nunemaker	21,000	7,000		9.20	8/5/2015
EVP, GM-Leasing	14,560			5.01	3/3/2013
	35,440			5.01	3/3/2013
	26,106			4.68	5/8/2012
	50,544			4.68	5/8/2012
	31,713			5.40	10/12/2011
	18,287			5.40	10/12/2011
	56,000			10.00	2/27/2011
	37,500			5.50	10/13/2010
	24,107			15.56	4/22/2009
	5,893			15.56	4/22/2009	62,206	$576,650

	321,150	7,000		7.18		62,206

Thomas C. Nord	16,500	5,500		9.20	8/5/2015
SVP, GC, SEC.	30,000			5.07	8/7/2013	74,412	$689,799

	46,500	5,500		6.54		74,412

Judith M. Webber	11,250	3,750		9.20	8/5/2015
SVP, Technical Svcs.	15,000			5.40	10/12/2011
	15,000			5.50	10/13/2010
	5,000			15.56	4/22/2009	29,774	$276,004

	46,250	3,750		7.46		29,774

(1)
Options vest in four equal annual installments on each anniversary of the grant date.

(2)
Shares of restricted stock vest in four or five equal annual installments on each anniversary of the grant date.

        The following table sets forth certain information with respect to options exercised by the named executive officer and stock that vested during fiscal year 2008.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended 2008

	Option Awards		Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Charles F. Willis, IV	22,046	$159,393	22,962	$256,486
PRES., CEO
Bradley S. Forsyth	—	—	5,417	$60,508
SVP, CFO
Donald A. Nunemaker	22,500	$173,031	3,504	$39,140
EVP, GM-Leasing
Thomas C. Nord	—	—	6,830	$76,291
SVP, GC, SEC.
Judith M. Webber	14,906	$113,645	1,979	$22,105
SVP, Technical Svcs
Lee G. Beaumont	—	—	7,089	$79,184
EVP, COO

        We do not offer pension benefits and have, therefore, omitted the Pension Benefits table.

Termination and Change in Control Payments

        Employment contracts for Messrs. Willis, Forsyth, Nunemaker and Nord specify certain severance benefits to be paid in the event of an involuntary termination or a change of control.

        The maximum of these benefits, payable to Mr. Willis, would represent three times his base salary and the average annual incentives he earned during the three years prior to his termination, plus payment of unvested annual incentives due during the year of termination, distribution of unpaid deferred compensation, immediate vesting of all stock options and restricted stock, and continued coverage for three years under the Company's employee group benefit plans.

        The maximum of these benefits, payable to Mr. Forsyth, would represent one year of his base salary for termination without cause or 18 months salary upon a change of control, plus, in case of a change in control, the average annual incentives he earned during two years prior to his termination, plus payment of unvested annual incentives due during the year of termination. In addition immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage for one year under the Company's employee group benefit plans.

        The maximum of these benefits payable to Mr. Nunemaker would represent one year of his base salary for termination without cause or 18 months salary upon a change in control, plus, in case of a change in control, the average annual incentive he earned during the two years prior to his termination or one and one half times the average annual incentives earned during the two years prior to his termination upon a change of control, plus a prorated portion of his annual incentives due during the year of termination. In addition immediate vesting of all stock options and restricted stock, and continued coverage for one year under the Company's employee group benefit plans or 18 months if a change of control.

        The maximum of these benefits, payable to Mr. Nord, would represent six months of his base salary for termination without cause or one year's salary upon a change in control, plus, in case of a change in control, the average annual incentive he earned during the two years prior to his termination, plus payment of annual incentives due during the year of termination. In addition immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage for six months under the Company's employee group benefit plans.

        However, if any of these payments or benefits would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and would be subject to the Excise Tax imposed by Section 4999 of the Code, the contract stipulates that payments to Messrs. Willis, Forsyth, Nunemaker and Nord will be reduced to an amount equal to the larger of the amount the executive would receive if their payment were reduced to a level that would not trigger the "parachute payment" excise tax, or the full payment subject to the excise tax.

        If a named executive officer ceases to be employed by us because of his resignation or retirement, no severance payments are owed by us.

        The following table shows potential payments to our named executive officers under existing contracts for termination without cause or in connection with a change in control in each case, on December 31, 2008.

Potential Payments on Termination or Change of Control

	Willis		Forsyth		Nunemaker		Nord
	Termination	Change	Termination	Change	Termination	Change	Termination	Change
Severance payment	$2,047,500	2,047,500	$260,000	$390,000	$297,275	$445,913	$145,000	$290,000
In lieu of notice	682,500	682,500	260,000	260,000	148,638	148,638	145,000	145,000
Annual incentives	3,149,375	3,149,375	536,973	536,973	502,475	614,824	421,760	421,760
Accrued Vacation and Sick Pay	105,000	105,000	28,520	28,520	28,585	28,585	44,615	44,615
Continued Coverage under all group plans	78,049	78,049	15,750	23,625	31,907	47,860	6,590	13,179
Club Memberships	21,780	21,780	—	—	—	—	—	—
Financial/Tax/Estate Planning	90,000	90,000	—	—	5,000	5,000	—	—

Total Severance Payment	$6,174,204	$6,174,204	$1,101,243	$1,239,118	$1,013,880	$1,290,820	$762,965	$914,554

Immediate Vesting of unexercisable stock options/Awards (number of options/Awards)	276,306	276,306	39,537	39,537	69,206	69,206	43,638	43,638

Director Compensation

        Our outside, independent (non-employee) directors are compensated by a combination of an annual cash retainer, and restricted stock, with additional stipends for the Chairs of the Audit and the Compensation Committees. In addition, new independent directors are granted 5,000 shares of restricted Company stock on their appointment.

        The Company does not provide additional compensation to executives who serve on the Board.

        In July 2008, based on an analysis of market levels for board compensation in companies the size of Willis Lease conducted by Smith Consulting, the Board voted to adopt a new schedule for independent director compensation, to be effective January 1, 2008. The total fee was increased to $94,000 per year, one-half payable in cash and one-half in the form of an award of restricted stock based on the closing price of the Company's shares on the date of the Annual Meeting of Stockholders. The Chair of the Audit Committee continues to receive a $10,000 stipend and the Compensation Chair receives a $5,000 stipend. Also in July 2008 in recognition of the disparity between their home currencies and the U.S. dollar the Board voted to modify the directors' fees payable to Messrs. Laviec and Hunziker, effective January 1, 2008. Their fees were adjusted to reflect the ratio between their home currency and the U.S. dollar at the date of their first election as an independent director. The amounts of such payments are reflected in the table below.

        The following table summarizes compensation by individual independent director for 2008.

DIRECTOR COMPENSATION
For Fiscal Year Ended 2008

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Gérard Laviec	111,638	45,629	—	—	—	—	157,267
Hans Joerg Hunziker	56,871	45,629	—	—	—	—	102,500
W. William Coon, Jr.	47,000	58,915	—	—	—	—	105,915
Robert T. Morris	57,000	58,915	—	—	—	—	115,915
Austin C. Willis	4,121	405					4,526

(1)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008.

        Under the 2007 Plan each non-employee Board member received a restricted stock grant of 5,000 shares of common stock when they first become a non-employee Board member. In addition each individual who is to continue to serve as an independent director is granted $47,000 worth of restricted stock based on the market price of our common stock on the date of the Company's Annual Meeting of Stockholders.

        Each 5,000 share initial restricted stock grant vests in a series of four successive equal annual installments over the recipient's period of continued service as a Board member measured from the option grant date. Each $47,000 value annual restricted stock grant vests in one installment on the recipients' completion of one year of Board service measured from the grant date.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

        The foregoing report is provided by the following directors, who constitute the Compensation Committee:

  COMPENSATION COMMITTEE
  Gérard Laviec, Committee Chair
  W. William Coon, Jr.
  Hans Joerg Hunziker
  Robert T. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of the following four independent directors: Gérard Laviec, Chairman, W. William Coon, Jr., Hans Joerg Hunziker and Robert T. Morris. None of our executive officers currently serves on our Compensation Committee. None of our executive officers is, or was during 2008, serving as a director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a director of or on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq listing standards. The Committee operates pursuant to the Audit Committee Charter.

        Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with our management. This review included a discussion of the quality, and not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee also reviewed with our independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. This review included the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committee). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has discussed with the independent auditors their independence from us and our management, including the matters in those written disclosures.

        The Committee discussed with us and our independent auditors the overall scope and plans for their respective audits. The Committee met with our independent auditors, with and without our management present, to discuss the results of their audit, their evaluations of our internal controls, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions with our management and the independent auditors referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

  Robert T. Morris, Audit Committee Chairman
  Hans Joerg Hunziker
  W. William Coon, Jr.
  Gérard Laviec

INDEPENDENT PUBLIC ACCOUNTANTS

        Our auditors are KPMG LLP, and they were responsible for the audit of our financial statements as of and for the 2008 fiscal year.

  Fees Billed to Willis Lease by KPMG LLP

        For the 2007 and 2008 fiscal years, fees for services provided by KPMG LLP to us were as follows:

	2008	2007
A. Audit Fees(1)	$573,612	$750,262
B. Audit Related Fees(2)	31,300	30,000

	$604,912	$780,262

(1)
Audit fees billed to us by KPMG during the 2008 and 2007 fiscal years include the audit of our annual financial statements and quarterly reviews of financial statements included in our quarterly reports on Form 10-Q.

(2)
Amounts billed under audit related fees for 2008 are for professional services rendered in issuing a comfort letter in connection with the WEST 2008 offering memorandum associated with the 2008 series WEST term notes. Amounts billed under Audit-related fees during 2007 are for professional services rendered in issuing a comfort letter in connection with the WEST 2007 offering memorandum associated with the 2007 series WEST warehouse notes.

        All fees described above were approved by the Audit Committee.

        The Audit Committee requires that any services to be provided by our auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting. All services were pre-approved by the Committee or its Chair.

        KPMG will be at our Annual Meeting. They will have the opportunity to make a statement, if they desire to do so. They will be available to respond to appropriate questions from stockholders.

EQUITY COMPENSATION PLAN INFORMATION

        The following table outlines our Equity Compensation Plan Information as of December 31, 2008. The information below relates to our 1996 Stock Option Plan which terminated June 19, 2006 and the 2007 Incentive Stock Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
1996 Stock Option/Stock Issuance Plan*	1,204,407	$7.01	—
2007 Stock Incentive Plan	—	n/a	1,203,181

Total	1,204,407	$7.01	1,203,181

*
Plan expired

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As required by Nasdaq rules, all material discretionary transactions between us and our Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee. The Audit Committee does not intend to approve any such transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties.

        Gavarnie Holding, LLC, a Delaware Limited Liability Company ("Gavarnie") owned by Charles F. Willis, IV, purchased the stock of Aloha Island Air, Inc., a Delaware Corporation, ("Island Air") from Aloha AirGroup, Inc. ("Aloha") on May 11, 2004. Charles F. Willis, IV is the President, CEO and Chairman of our Board of Directors and owns approximately 36% of our common stock as of December 31, 2008. Island Air leases four DeHaviland DHC-8-100 aircraft and two spare engines from us, which are expected to generate lease rent revenue of approximately $1.9 million in 2009 and $1.6 million in 2010. In 2006, in response to a fare war commenced by a competitor, Island Air requested a reduction in lease rent payments. The Board of Directors subsequently approved 14 months of lease rent deferrals totaling $784,000. All deferrals were accounted for as a reduction in lease revenue in the applicable period. Because of the question regarding collectability of amounts due under these leases, lease rent revenue for these leases have been recorded on a cash basis until such time as collectability becomes reasonably assured. After taking into account the deferred amounts, Island Air remains current on all obligations except for $288,000 in overdue rent related to February and March 2009. Our leases with Island Air are currently being restructured and amended effective January 2009. The $784,000 in accumulated rent deferrals have been incorporated in the lease rents for two of the aircraft for the period January 2009 – April 2012. During the difficult period in Hawaii involving uneconomic fares being charged by a competitor, Island Air, in an effort to conserve cash, deferred maintenance on engines leased by the Company. Due to concern regarding Island Air's ability to meet lease return conditions and after reviewing the current maintenance status and condition of the leased assets, the Company recorded a reduction in the carrying value of these assets of $0.8 million in the second quarter of 2008. Including this write down, the aircraft and engines on lease to Island Air have a net book value of $6.0 million at December 31, 2008. Subsequently Island Air has overhauled most of the leased engines.

        The Company has entered into several agreements with J.T. Power LLC ("J.T. Power"), an entity whose majority shareholder, Austin C. Willis, is the son of our President and Chief Executive Officer,

and directly and indirectly, a shareholder of ours who became a Director of the Company on December 16, 2008. On November 17, 2008, the Company entered into a Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $1.0 million. On January 22, 2008, the Company entered into a Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of three engines with a book value of $4.2 million. During the year ended December 31, 2008, sales of consigned parts under these agreements were $2.6 million and commissions paid to J.T. Power were $0.4 million. The book value for the remaining parts consigned to J.T. Power as of December 31, 2008 was $3.6 million. On July 27, 2006, the Company entered into an Aircraft Engine Agency Agreement with J.T. Power, in which the Company will, on a non-exclusive basis, provide engine lease opportunities with respect to available spare engines at J.T. Power. J.T. Power will pay the Company a fee based on a percentage of the rent collected by J.T. Power for the duration of the lease including renewals thereof. In 2008, we earned revenue of $33,500 and paid $0 in commission under this program.

        Under a Time Sharing Agreement dated as of March 1, 2005 between the Company and Charles F. Willis, Mr. Willis has the ability to lease the Company's Canadair Challenger aircraft from time to time for his personal use on an as needed as available basis. During 2007 he leased the aircraft for a total of 5.7 hours and paid the Company $12,150 for expenses related to the operation of the aircraft. During 2008 he did not lease the aircraft from the Company.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be considered at the 2010 Annual Meeting of Stockholders must, under Rule 14a-8 of the Securities Exchange Act of 1934, be received by us no later than December 31, 2009. Your proposal(s) must be mailed to our executive offices, 773 San Marin Drive, Suite 2215, Novato, California 94998, Attention: Corporate Secretary. Your proposal(s) may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

        Alternatively, under our Bylaws, a proposal or nomination that you do not seek to include in our proxy statement pursuant to Rule 14a-8 may be submitted in writing to our Corporate Secretary for the 2010 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the 2010 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2009 Annual Meeting. For our 2010 Annual Meeting of Stockholders, this means that of your proposal(s) or nomination(s) must be submitted no later than February 20, 2010 (which is 90 calendar days before the anniversary of the 2009 Annual Meeting). If the date of our 2010 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of our 2009 Annual Meeting, you must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Your submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to your ownership of our common stock.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

        We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they want to continue receiving multiple copies. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Willis Lease Finance Corporation, attention Assistant Secretary, 773 San Marin Drive, Suite 2215, Novato, CA 94998. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us at 415-408-4700 if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

        Our management does not know of any matters to be presented at the 2009 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this proxy statement.

                      By Order of the Board of Directors,

                      Charles F. Willis, IV
                       Chairman of the Board

Date: April 30, 2009

0

WILLIS LEASE FINANCE CORPORATION

2009 Annual Meeting of Stockholders
May 21, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles F. Willis, IV, Thomas C. Nord and Bradley S. Forsyth, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on March 24, 2009, at the 2009 Annual Meeting of Stockholders of the Company to be held on May 21, 2009 or at any adjournment thereof.

The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal 1. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS II OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

WILLIS LEASE FINANCE CORPORATION

May 21, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting and proxy statement

are available at http://materials.proxyvote.com/970646

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

20200000000000000000 6	052109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1. Election of Class lI Directors:		2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
FOR ALL NOMINEES	NOMINEES: Gérard Laviec Austin C. Willis
WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.